Exhibit 23.7

750 N. St. Paul Street
Suite 1750
Dallas, Texas 75201
Phone (214) 754-7090

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included in this Current Report on Form 8-K/A of Crescent Energy Company with respect to the information from our firm’s reserves reports dated September 9, 2021, prepared for Independence Energy LLC as of December 31, 2020, in reliance upon the reports of this firm and upon the authority of this firm as experts in petroleum engineering.

HAAS PETROLEUM ENGINEERING SERVICES, INC.
By:	/s/ J. Thaddeus Toups
J. Thaddeus Toups, PE
President

Dallas, Texas

December 17, 2021